EXHIBIT 99.1

RIVUS BOND FUND RECEIVES FROM SHAREHOLDER A LETTER OF INTENTION TO NOMINATE INDIVIDUALS FOR ELECTION AS TRUSTEES AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS

ARMONK, NY - March 17, 2008 - Rivus Bond Fund (NYSE - BDF), a diversified closed-end management investment company ("Rivus" or the "Fund"), announced that it received a letter of intention (the "Letter") to nominate five individuals for election as trustees at the Fund's 2008 Annual Meeting of Shareholders from Ralph W. Bradshaw, a Rivus shareholder (the "Insurgent"). In response to the Letter, the Board of Trustees issued the following letter to shareholders of
Rivus:

                                      * * *

                                 RIVUS BOND FUND
                                 113 KING STREET
                             ARMONK, NEW YORK 10504

RIVUS BOND FUND RECEIVES FROM SHAREHOLDER A LETTER OF INTENTION TO NOMINATE INDIVIDUALS FOR ELECTION AS TRUSTEES AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS

                  IMPORTANT NOTICE FROM YOUR BOARD OF TRUSTEES

                                 March 17, 2008

          My Fellow Shareholders:

                           We are sending this letter to you because we recently received a notice from Ralph W. Bradshaw, an insurgent shareholder, that he intends to propose to shareholders the installation of his own slate of nominees to the Board and to terminate the investment advisory agreement between Rivus Bond Fund ("Rivus") and its investment adviser. The insurgent has targeted other closed-end funds with his proposals. Some of the funds targeted by the insurgent ceased operations and were ultimately liquidated; other funds were merged into affiliated funds of the insurgent. The merged funds that did not liquidate have since experienced reductions in fund assets through return of capital distributions. Based on the insurgent's past history, we believe that this insurgent's true motivation is merely to serve his own interests without regard to building long-term value for ALL RIVUS shareholders. The Board stands by the investment performance of Rivus and its investment adviser.

                            We believe that the insurgent will file preliminary proxy materials with the Securities and Exchange Commission to launch a hostile and costly proxy contest. The date of the 2008 Annual Meeting of Shareholders will be announced shortly. Whenever you receive any proxy solicitation materials and proxy card from this insurgent, your Board of Trustees recommends that you discard the insurgent's proxy card.

                            In the coming months, we will be sending you a detailed proxy statement and WHITE proxy card in connection with the 2008 Annual Meeting of Rivus. The insurgent is likely to request your support and solicit your proxy to vote for their nominees at the meeting.

          YOUR BOARD OF TRUSTEES WILL VIGOROUSLY OPPOSE THE INSURGENT'S PROXY SOLICITATION AND STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THIS INSURGENT

                           Your Board of Trustees recommends that you carefully review our proxy statement, which will be mailed to you as the date fixed for the Annual Meeting approaches, and that you demonstrate your support for your Board nominees by signing, dating and mailing the WHITE proxy card.
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                           YOUR VOTE IS IMPORTANT. We urge you to SIGN, DATE and
          return the WHITE proxy card as soon as you receive it. DO NOT SIGN, DATE OR RETURN ANY PROXY CARD SENT BY THE INSURGENT SHAREHOLDER.

                           If you have any questions or need any assistance voting your shares, please do not hesitate to contact Georgeson Inc., our proxy solicitors, toll free at 1-888-293-6908. Thank you for your continued support.

          Sincerely,

                                             W. Thacher Brown
                                             Chairman of the Board of Trustees

                            SUPPLEMENTAL INFORMATION

          Under applicable regulations of the Securities and Exchange Commission, Rivus Bond Fund ("RIVUS") and its trustees, executive officers and nominees for the Board of Trustees may be deemed to be participants in the solicitation of proxies from Rivus' shareholders in favor of the proposals to be presented by Rivus at the Annual Meeting. As of March 14, 2008, these trustees, executive officers and nominees include the following:

                                                    Beneficial Ownership of
          Name                                          Rivus Shares of
                                                      Beneficial Interest
       ----------------------------              -------------------------------
          W. Thacher Brown                                   5,334
          John Gilray Christy                                4,103
          Morris Lloyd, Jr.                                   707
          J. Lawrence Shane                                   676

                           In connection with the Annual Meeting, Rivus plans to file a proxy statement with the Securities and Exchange Commission. RIVUS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Rivus with the Securities and Exchange Commission in connection with the Annual Meeting through the Securities and Exchange Commission's web site at WWW.SEC.GOV. Shareholders may also obtain free copies of the proxy statement and other documents filed by Rivus in connection with the Annual Meeting by calling 1-888-293-6908.

                              SOLICITATION EXPENSES

                           In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by trustees, officers and other agents of the Fund who will not be specially compensated for these services. Rivus has engaged Georgeson Inc. to serve as a proxy solicitor for the Annual Meeting for which they receive a fee. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Fund. Although no precise estimate can be made at the present time, Rivus has incurred approximately $25,000 to date. Total expenditures relating to the proxy solicitation incurred by Rivus could be substantial.

                           Rivus will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. Rivus will reimburse such persons for their reasonable expenses in connection therewith.


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                                      * * *

The Fund is a closed-end, diversified management investment company whose primary investment objective is to seek a high rate of return, primarily from interest income and trading activity gains, from investments principally consisting of debt securities. The Fund is managed by MBIA Capital Management Corp, which was founded in 1993, and provides fixed income management to a variety of institutional clients including corporations, governmental entities, employee benefit plans and registered investment companies. MBIA Capital Management is an indirect, wholly-owned subsidiary of MBIA Inc. Shares of MBIA Inc. are listed on the New York Stock Exchange, and trade under the symbol "MBI."

CONTACT: Leonard I. Chubinsky at (914) 765-3918.